EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Employment Agreement made as of the 7th day of February, 2005.

B E T W E E N :
SMTC MANUFACTURING CORPORATION OF CANADA, a corporation amalgamated under the laws of Ontario

(hereinafter called the “Corporation”)

- and -

JOHN CALDWELL,

(hereinafter called the “Executive”)

WHEREAS the Executive was employed as the President and Chief Executive Officer of the Corporation and certain of its Affiliates (as this term is defined in the Ontario Business Corporations Act) on an interim basis since October 16, 2003.

WHEREAS the Corporation and the Executive have agreed to new terms of employment;

WHEREAS the Corporation and the Executive wish to confirm in writing the new terms of employment that came into effect on February 7, 2005 (the “Effective Date”), with respect to the compensation to be paid to the Executive and all other matters relating to his employment with the Corporation and certain of its Affiliates;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the Corporation and the Executive hereby agree as follows:

ARTICLE 1 - TERM, POSITION AND DUTIES

1.1 Term. The employment of the Executive shall be continued for an indefinite period.

1.2 Position. The Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Corporation and certain of its Affiliates. The Executive is currently serving as Chair of the Board of Directors (the “Board”) of SMTC Corporation and the Executive shall resign his position as Chair of the Board upon the request of the Board but shall remain as a board member.

1.3 Duties. The Executive shall perform such duties as are regularly and customarily performed by a Chief Executive Officer of a corporation, and in particular, shall be responsible for making all day to day general operating decisions within agreed long term strategic and annual business plans and within policy guidelines of the Corporation as established from time to time. The Executive shall report to the Board.

ARTICLE 2 - THE EXECUTIVE’S OBLIGATIONS

2.1 Full Time and Effort. Throughout his term of employment, the Executive shall devote his full time, effort and attention to the affairs of the Corporation and its Affiliates (the “Business”). The Executive shall not, without the prior approval of the Board accept any other employment, with the sole exception of the directorships which the Executive currently holds and has disclosed to the Board. and further, except in the capacity of an investor of money and so long as such monetary investment does not require any active involvement or otherwise affect the conduct of the Executive’s duties and responsibilities of employment as set forth in this Agreement.

2.2 Non-Competition. The Executive recognizes and understands that, in performing his duties and obligations as a principal officer of the Corporation and its Affiliates and hereunder, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to the Business. It is the expressed intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Corporation and its Affiliates and not in any manner that would be detrimental to any of them.

The Executive therefore agrees that so long as he is employed by the Corporation or any of its Affiliates the Executive will not, without the prior written consent of the Board, engage in any undertaking or have any financial interest in any person or entity which competes with the Corporation or any of its Affiliates. If this Agreement is terminated for any reason whatsoever, this obligation shall continue during the Restricted Period.

Notwithstanding the foregoing, nothing shall prevent the Executive from owning an investment in securities listed on a stock exchange in Canada or the U.S.A. so long as those securities do not represent more than 2% of the issued securities of any class of any company which competes with the Corporation or any of its Affiliates.

For the purposes of this Agreement, the “Restricted Period” shall mean the period during which the Executive is employed by the Corporation or any of its Affiliates and for a twenty-four (24) month period commencing immediately after he ceases to be an employee of the Corporation or any of its Affiliates (including without limitation by reason of the termination of this Agreement by the Executive or the resignation of the Executive).

2.3 Non-Solicitation. During his employment with the Corporation or any of its Affiliates, and during the Restricted Period, the Executive will not, without the prior written consent of the Board:

(a)	canvass or solicit or endeavour to canvass or solicit whether directly or indirectly, any customer in which the Corporation or any of its Affiliates is selling or providing products or services at the time the Executive ceases to be an employee of the Corporation for the purpose of selling to that customer any products or services which are the same or substantially similar to products or services sold by the Corporation or any of its Affiliates; or

(b)	entice, solicit or endeavour to entice or solicit any officer, employee, contractor, agent or consultant of the Corporation or any of its Affiliates away from employment with or engagement by the Corporation or any of its Affiliates, whether or not such person would commit a breach of contract by reason of leaving such service.

For the purposes of this Section, “customer” shall mean any person to whom the Corporation or any of its Affiliates sells or provides products or services at the time the Executive ceases to be an employee, or within six (6) months prior thereto, or with whom the Corporation or any of its Affiliates is in negotiation at the time the Executive’s employment is terminated, with a view to selling or providing goods or services to such person.

2.4 Non-Disclosure of Confidential Information. The Executive acknowledges that, in the course of performing and fulfilling his duties and obligations he will have access to, and will continue to be entrusted with, confidential information concerning the activities, business operations, customers and clients of the Corporation and its Affiliates which information is not generally known in the industry in which the Corporation and its Affiliates do business (“Confidential Information”) and that the disclosure of any Confidential Information to competitors of the Corporation and any of its Affiliates or to other persons would be highly detrimental to the interests of the Corporation and its Affiliates. Confidential Information does not include information that is and/or becomes generally available to the public other than due to a breach of this Agreement. The Executive further acknowledges and agrees that the right to maintain confidential such Confidential Information is a proprietary right that the Corporation is entitled to protect. Accordingly, the Executive covenants and agrees with the Corporation that (i) he will not during his employment by the Corporation or any of its Affiliates disclose any such Confidential Information to any person, nor shall he use the same, except as required in the normal course of his employment by the Corporation or any of its Affiliates and (ii) after the termination or expiration of his employment by the Corporation or any of its Affiliates, he will not disclose or make any use of Confidential Information without the prior written consent of the Corporation and its Affiliates.

2.5 Inventions. The Executive agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, improvements, research materials and products made or conceived by the Executive alone or with others during the course of the Executive’s employment or relating to the business or affairs of the Corporation shall belong exclusively to the Corporation. The Executive hereby waives in favour of the Corporation any and all copyright and moral rights, and assigns to the Corporation any and all legal rights, that the Executive may have in respect of any such materials. The Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Corporation from time to time, at the expense of the Corporation including for patent, copyright and industrial design registration, without any further remuneration.

2.6 Acknowledgement and Agreement. The Executive acknowledges that the restrictive covenants contained in Sections 2.2, 2.3, 2.4, and 2.5 above have been considered by the Executive and that the restraints and restrictions on his future activities are reasonable in the circumstances. The Executive agrees that, in addition to any other remedies at law which the Corporation may have (which other remedies the Executive acknowledges to be inadequate to protect the Corporation’s legitimate interests), the Corporation shall be entitled to injunctive relief in the event of a breach of Sections 2.2, 2.3, 2.4, and/or 2.5 above.

2.7 Scope of Application. The foregoing restrictions shall apply to any action taken by the Executive, directly or indirectly, alone or in concert or in partnership with others, whether as an agent, representative, principal, shareholder, employee, consultant, director or in any other capacity.

ARTICLE 3 - COMPENSATION

3.1 Annual Base Salary. The Corporation shall pay to the Executive an aggregate base salary (the “Base Salary”) of CDN$504,000 per annum, payable in equal installments every two weeks, subject to such payroll and withholding deductions as may be required by law. The Base Salary may be increased from time to time in the sole discretion of the Board, and upon the recommendation of the Compensation Committee.

3.2 Short Term Bonus Award. The Executive shall be entitled to receive a short-term bonus award in the sole discretion of the Board and in accordance with the Corporation’s Short Term Bonus Plan, which is to be as established by the Board. No Short Term Bonus shall be payable in the circumstances described in Sections 4.2 and 4.4.

3.3 Long Term Incentive Award. The Executive shall participate in the 2000 Equity Plan (or any successor plan) that the Board has adopted on such terms and conditions as the Board shall determine.

3.4 Benefits. The Corporation (or a U.S. subsidiary) shall provide the Executive with health, dental, and disability benefits and insurance coverage, consistent with the benefits coverage provided to senior executives of the Corporation. In addition, the Corporation shall reimburse the Executive for professional dues, to a maximum of Cdn$1,500 per year, upon the provision of an appropriate receipt.

3.5 Reimbursement of Expenses. The Executive shall be entitled to reimbursement of all reasonable business expenses incurred in good faith upon presentation of appropriate invoices, receipts and other requested documentation, provided that such receipts are submitted within a reasonable period.

3.6 Automobile Allowance. The Corporation shall provide the Executive with a reasonable automobile allowance.

3.7 Vacation. The Executive shall be entitled to receive the following vacation entitlements:

(a)	The Executive shall be entitled to receive nineteen (19) paid vacation days that were earned but not taken as of September 29, 2004. The Executive agrees to use best efforts to use some of this vacation entitlement during the 2005 calendar year. For any remaining vacation time accorded, but not taken at December 31, 2005, the Corporation shall pay the Executive the remaining vacation entitlement.

(b)	For the period from September 29, 2004 to December 31, 2004, the Executive was entitled to five days paid vacation time-off. The Executive agreed to use his best efforts to use some of this vacation entitlement during this period and the Executive agreed that any remaining vacation time-off that was not used by the end of the 2004 calendar year was forfeited and that the Corporation paid the Executive any remaining vacation pay on or before December 31, 2005.

(c)	For calendar year 2005 and all future years following calendar year 2005, the Executive shall be entitled to four weeks paid vacation time-off for each calendar year. Such vacation must be taken within the year it is accrued. Any remaining vacation time-off that is not taken in a calendar year will be forfeited and the vacation pay will not be paid out at the end of that year. The Executive agrees and acknowledges that this vacation entitlement constitutes a “greater right or benefit’ for the purposes of the Employment Standards Act, 2000, and that therefore, this provision is not in breach of the vacation pay provisions as contained in the Employment Standards Act, 2000.

ARTICLE 4 - TERMINATION

4.1 Termination for Cause. Notwithstanding the provisions of Section 1.1 hereof, the Corporation may terminate the employment of the Executive hereunder for cause (as defined herein) by giving written notice to the Executive of its intention to terminate this Agreement on the date specified in such notice. If the Corporation exercises its rights under this Section to terminate the Executive’s employment hereunder, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the effective date of termination of this Agreement other than those obligations which have accrued and are payable pursuant to Article 3.

4.2 Termination Without Cause. The Corporation may terminate the employment of the Executive without cause in which case the Corporation will provide the Executive a lump sum payment, less applicable statutory deductions, equivalent to two times the aggregate Base Salary plus the target bonus payable under the Short Term Bonus Plan. If the Corporation exercises its rights under this Section 4.2 to terminate the Executive’s employment hereunder, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the date the payment is made except for any entitlement in Deferred Share Units. Following such termination, the Executive shall not be required to be available to work for the Corporation and may have other activities, subject to the restrictions provided in Article 2, but excluding Section 2.1. Further, other work done by the Executive during the Restricted Period that adheres to the requirements of Section 2.2, Section 2.3, and Section 2.4 shall not be considered work during the course of the Executive’s employment with the Corporation and, thus, Section 2.5 will not apply.

4.3 Termination by the Executive. The Executive may terminate this Agreement by providing written notice to the Board specifying the effective date of termination (not to be more than three months after the date of the written notice). The Corporation may elect to deem any date prior to the date specified in the notice as the effective date of termination in which event the Executive shall receive payment of all amounts which would have been due during the remainder of the notice period provided by the Executive, to a maximum of three (3) months. The Executive shall not be entitled to receive any further remuneration or payments of any kind or nature from and after the effective date of termination, unless the parties agree otherwise except for any entitlement in Deferred Share Units.

4.4 Change of Control. In the event of a Change of Control (as defined below), and if within six months following the Change of Control, the Executive is terminated without cause or is constructively dismissed, the Executive shall be deemed to have been terminated without cause under Section 4.2 of this Agreement, and entitled to receive all payments in accordance with Section 4.2.

For the purposes of this Agreement, Change of Control means immediately after any of the following occurrences:

(a)	the acquisition, directly or indirectly and by any means whatsoever, by any one shareholder, or group of shareholders acting jointly or in concert, of more than 50% of the outstanding voting shares of SMTC Corporation; or

(b)	a sale by the SMTC Corporation (in one or more transactions) of all or substantially all of its assets to an unrelated third party, or other liquidation or dissolution; or

(c)	a merger, consolidation, arrangement or other reorganization of SMTC Corporation which results in the SMTC Corporation’s shareholders owning less than 50% of the voting shares of the resulting entity.

4.5 Disability. In the event that the Executive is Totally Disabled (as defined below) provided that the Corporation ensures that he is in receipt of long-term disability benefits, the Corporation shall be entitled to terminate the employment of the Executive by giving written notice to the Executive of its intention to terminate this Agreement on the date specified in such notice, provided further that such termination does not affect in any way the Executive’s right to receive disability insurance benefits. In the event of a termination of employment under these circumstances, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the effective date of termination of this Agreement except for any entitlement in Deferred Share Units.

For the purposes of this section, “Totally Disabled” means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner mutually agreed to by the Board and the Executive, which prevents the Executive from performing the essential duties of his position for a continuous period of six (6) months or any cumulative period of six months in any 12 consecutive months.

In the event that the Executive is totally disabled for a period of less than six (6) months, he shall be entitled to receive all remuneration, payments and rights including, without limiting the generality of the foregoing, all benefits provided for under this Agreement, during this period, as if he were regularly and fully employed.

4.6 Resignation. If the Executive is a director or officer at the time of the termination of this agreement for any reason whatsoever, the Executive agrees that he shall resign from any position he may hold as an officer or director of the Corporation or any of its Affiliates, unless otherwise agreed to by the Board and the Executive.

4.7 Inclusive. The Executive agrees that all payments under this Article 4 are inclusive of any and all payments that may be owed to the Executive upon termination, including termination and severance pay under the Employment Standards Act, 2000, and pay in lieu of reasonable notice under the common law.

4.8 Cause. For the purposes of section 4.1 of this Agreement, the term “cause” shall mean:

(a)	any “cause” at law; or

(b)	gross negligence, material breach of fiduciary duty, or material breach of any of the non-competition, non-solicitation, confidentiality, or inventions provisions as contained in sections 2.2, 2.3, 2.4, and 2.5 of this Agreement; or

(c)	any conviction of the Executive under any local, provincial or federal statute which makes the performance of his duties hereunder impracticable or impossible; or

(d)	any conviction of an indictable criminal offence which in the Board’s view, may harm the reputation of the Corporation; or

(e)	any misconduct, gross incompetence or conduct incompatible with the Executive’s duties, or prejudicial to the Corporation’s business; or

(f)	any insubordination or willful disobedience to the lawful directions of management of the Corporation; or

(g)	any material breach of this agreement; provided, however, that the Executive shall first be counselled as to the standard of conduct required in the circumstances (as determined in the reasonable discretion of the Board) and the Executive shall be entitled to a 30 day period thereafter (or such longer period of time as the Board in its sole discretion may allow) to remedy the impugned conduct.

4.9 Privatization. In the event that SMTC Corporation’s common shares cease to be publicly traded or SMTC Corporation ceases to be an SEC registrant (except by reason of a change of control), the Executive may at his option, deem his employment to have been terminated without cause under Section 4.2 of this Agreement, and in which case he will be entitled to receive all payments in accordance with Section 4.2.

ARTICLE 5 - MISCELLANEOUS

5.1 Binding Agreement. This Agreement shall be binding on the parties hereto and its successors in interest and assigns.

5.2 Notices. Any notice or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)	enclosed in a sealed envelope and delivered in person or by courier to the party hereto to whom it is addressed (or, in the case of the Corporation, to the receptionist or other responsible employee) at the relevant address set forth below; or

(b)	telexed, telegraphed, telecopied or sent by other means of recorded electronic communication;

if to the Corporation, addressed to:

SMTC Manufacturing Corporation of Canada

625 Hood Road

Markhan, Ontario

L3R 4N6

Attention: Chair of Board of Directors

Telecopy: 905-479-1877

with a copy to:

Goodmans, LLP

250 Yonge Street, Box 24

Toronto, Ontario

M5B 2M6

Attention: Celia Rhea

Telecopy: (416) 979-1234

and if to the Executive, addressed to:

26 York Ridge Road

Toronto, Ontario

M2P 1R7

Any notice or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered in person or by courier, and on the day of sending, if sent by telex, telegraph, telecopy or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter). Any party hereto may change his or its address for notice by notice to the other party hereto given in the manner aforesaid.

5.3 Modification and Waivers. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Corporation and the Executive. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the employment of the Executive by the Corporation have been made by any party which are not set forth expressly in this Agreement.

5.4 Entire Agreement. This Agreement contains all the terms and conditions of the Executive’s employment with the Corporation and supersedes all prior agreements and understandings.

5.5 Law Governing. This Agreement shall be subject to and governed by the laws of the Province of Ontario. The Executive agrees that he can only enforce this agreement in the Courts of the Province of Ontario (or the Courts of the location of the Corporation’s head office).

5.6 Submission to Arbitration. It is hereby agreed that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the “Arbitration”) in accordance with the rules of arbitration of the Arbitration Act (Ontario) as amended from time to time. The Arbitration will be conducted before a single arbitrator mutually agreeable to the parties (the “Arbitrator”). Each party will be responsible for their own legal costs incurred at the Arbitration. The cost of the Arbitrator will be shared subject to SMTC’s agreement to reimburse the Executive for share of the Arbitrator’s costs in the event the Executive is largely successful at the Arbitration.

5.7 Severability. The invalidity, illegality or unenforceability of any provision hereof shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

5.8 Headings. The headings contained herein are for reference purposes only and shall not in any way affect the construction or interpretation of this Agreement.

5.9 Independent Advice. The Executive confirms having had the opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

5.10 Successors. This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and his personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, subject to section 4.4.

5.11 Taxes. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

5.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement this 7th day of February, 2005, with effect as of September 29, 2004.

SMTC MANUFACTURING CORPORATION OF CANADA

	Per:	/S/ William Brock
Authorized Signing Officer
Witness		/s/ John Caldwell JOHN CALDWELL